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              ALLIANCE GROWTH AND INCOME FUND, INC.

                     ARTICLES SUPPLEMENTARY


         ALLIANCE GROWTH AND INCOME FUND, INC., a Maryland corporation having its principal office in the City of Baltimore
(hereinafter called the "Corporation"), certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to Six Hundred and Seventy-Five Million
         (675,000,000) shares of Common Stock, par value $.25 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General
         Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue a total of Four Hundred and Fifty Million (450,000,000) shares of Common Stock, par value $.25 per share, Two Hundred and Twenty-Five Million (225,000,000) of which was designated as "Class A Common Stock" and Two Hundred and Twenty-Five Million (225,000,000) of which was designated as "Class B Common Stock," having an aggregate par value of $112,500,000. As increased, the Corporation is authorized to issue a total of Six Hundred and Seventy-Five Million (675,000,000) shares of Common Stock, par value $.25 per share, Four Hundred and Fifty Million (450,000,000) of which shall be designated as "Class A Common Stock" and Two Hundred and Twenty-Five Million (225,000,000) of which shall be designated as "Class B Common Stock," having an aggregate par value of $168,750,000.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Growth and Income Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 30th day of April, 1991. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge,



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information and belief the matters and facts relating to approval hereof are true in all material respects.


                       ALLIANCE GROWTH AND INCOME FUND, INC.

                             /s/ David H. Dievler
                       By: ______________________________
                                   President


[CORPORATE SEAL]



Attest: _______________________
              Secretary




































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